SEVENTH AMENDMENT
TO PURCHASE AGREEMENT AND DEPOSIT RECEIPT

THIS SEVENTH AMENDMENT TO PURCHASE AGREEMENT AND DEPOSIT RECEIPT (the "Seventh Amendment") is made as of June 7, 2016, by and among TOTB Miami, LLC, a Florida limited liability company (“Miami Seller”), TOTB North, LLC, a Florida limited liability company (“North Seller”, and together with Miami Seller, “Sellers" or “Seller”), and Interwest Capital Corporation, a California corporation (“Buyer”), with reference to the following facts:

RECITALS

A.  Sellers and Buyer are parties to that certain Purchase Agreement and Deposit Receipt dated as of March 16, 2016 (the “Original Agreement”), as amended by that certain First Amendment to Purchase Agreement and Deposit Receipt dated as of May 2, 2016 (the “First Amendment”), as further amended by that certain Second Amendment to Purchase Agreement and Deposit Receipt dated as of May 9, 2016 (the “Second Amendment”), as further amended by that certain Third Amendment to Purchase Agreement and Deposit Receipt dated as of May 20, 2016 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Purchase Agreement and Deposit Receipt dated as of June 2, 2016 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Purchase Agreement and Deposit Receipt dated as of June 3, 2016, as further amended by that certain Sixth Amendment to Purchase Agreement and Deposit Receipt dated as of June 6, 2016 (the “Sixth Amendment”, and collectively with the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment,  the Fourth Amendment and the Fifth Amendment, the “Purchase Agreement”). All capitalized terms not otherwise defined in this Seventh Amendment shall have the same meaning as set forth in the Purchase Agreement.

B.  Sellers and Buyer desire to amend the Purchase Agreement to provide for, among other things, a revised purchase price, all as more particularly provided herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree to the foregoing Recitals and as follows:

1.  Feasibility Period.  The expiration of the Feasibility Period is hereby extended to 5:00 PM, Pacific Time, on the date that is five (5) business days after the date of this Seventh Amendment.

2.  Additional Deposit.  The term “Additional Deposit” is hereby amended to mean the amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00).  On the first business day after the expiration of the Feasibility Period, Buyer will deliver the Additional Deposit to Escrow Agent.

3.  Purchase Price.  The Purchase Price is hereby reduced to, and as used in the Purchase Agreement “Purchase Price” shall mean, Seventy-Five Million Five Hundred Thousand Dollars ($75,500,000.00).  Further, the last sentence of Section 2 of the Original Agreement is hereby deleted and replaced in its entirety with the following: “The balance of the purchase price in the sum of Seventy Million Five Hundred Thousand ($70,500,000.00), subject to prorations and adjustments as herein provided, shall be deposited into Escrow on or before the date of Closing (as herein defined).”

4.  Casualty.  Section 21(b) of the Original Agreement is hereby amended and restated in its entirety to read:

“If a material portion of the Property is damaged or destroyed by fire or other casualty prior to the Closing, Buyer may, at its option, either (i) terminate this Agreement by written notice of such termination to Sellers within ten (10) days after Sellers notifies Buyer of the casualty and receive an immediate refund of the Deposit, or (ii) close the transaction contemplated in this Agreement, in which event Buyer will receive a credit against the Purchase Price equal to the proceeds received by Sellers and attributable to the Property from such casualty (less any amounts expended by Sellers to repair or restore the Property or to recover the insurance proceeds), and Buyer will also receive a credit against the Purchase Price equal to the sum of the deductible under Sellers' insurance policy regarding such casualty plus an amount equal to any uninsured amount of damage or destruction to the Property as a result of such casualty, and Sellers will assign to Buyer all claims for such insurance proceeds attributable to the Property. If Buyer fails to timely deliver written notice of termination as described in (i) above, Buyer will be deemed to have elected to terminate the Agreement. If less than a material portion of the Property is damaged or destroyed by fire or other casualty prior to the Closing, Buyer will close the transaction contemplated in this Agreement, Buyer will receive a credit against the Purchase Price equal to the proceeds received by Sellers and attributable to the Property from such casualty (less any amounts expended by Sellers to repair or restore the Property or to recover the insurance proceeds), and Buyer will also receive a credit against the Purchase Price equal to the sum of the deductible under Sellers' insurance policy regarding such casualty plus an amount equal to any uninsured amount of damage or destruction to the Property as a result of such casualty, and Sellers will assign to Buyer all claims for such insurance proceeds attributable to the Property.”

5.  Closing.  The first four paragraphs of Section 5 of the Original Agreement (everything above Section 5(a)) is hereby amended and restated in its entirety to read:

“The closing of the Property (the "Closing") shall occur on that date which is fifteen (15) days following (but in no event sooner than thirty (30) days following the end of the Feasibility Period):

(i)  the issuance by the Miami-Dade County Department of Regulatory and Economic Resources-Division of Environmental Resources Management's ("DERM") of a final and unconditional No Further Action Letter ("NFA") to Seller with respect to the Environmental Matters (as such term is defined in Section 13(a)(vii)) and DERM shall have approved and acknowledged, as a condition of the issuance of such NFA, the recordation in the Public Records of Miami-Dade County of restrictive covenants with respect to the Property consisting only of the following (1) that X-Groundwater from the Property shall not be used for drinking water purposes and (2) that X-Groundwater from the Property shall only be withdrawn for the purposes of monitoring of pollution (the "DERM Restrictive Covenants"). Such issuance of the NFA as set forth in this clause (i) shall be referred to herein as the “NFA/DERM Condition”;

(ii)  the recordation in the  Public Records of Miami-Dade County of an amendment to that certain Declaration of Master Association Covenants, Easements and Restrictions for Treasures On The Bay recorded in Official Records Book 23946 at Page 4567, as amended by Certificate of Amendment recorded in Official Records Book 25400 at Page 1787, both of the Public Records of Miami-Dade County, Florida (the “Master Declaration”), in form and substance reasonably acceptable to Buyer and containing the following provisions (1) that notwithstanding anything to the contrary in the By-laws or elsewhere in the Master Declaration, the only definition of “Member” is that which is found in Section 1.13 of the Master Declaration (“’Member’ shall mean and refer to each Owner of a Lot or Unit who holds title to property which is subject to the terms and provisions of this Master Declaration”) and (2) that that certain parking area property known as the “Galleon Street Parking Lot” which was conveyed to Treasures on the Bay Master Association, Inc. by that certain Quitclaim Deed dated April 23, 2015 and recorded on May 11, 2015 in the Public Records of Miami-Dade County as CFN 20150299096 in Book 29610 at Page 3464, and that certain parking area property known as a portion of Lots 6, 7 and 8 of Block 8 or the “On-Site Parking Lot” (which will be conveyed to Treasures on the Bay Master Association, Inc. prior to the recordation of the amendment to the Master Declaration contemplated in this Section 5(ii) and as a further condition of Closing as set forth in Section 11 below) be annexed into the property covered by the Master Declaration and added to the definitions of “Common Properties” and “Common Areas” in the Master Declaration (such recordation of an amendment as set forth in this clause (ii), the “Master Declaration Amendment Condition”);

(iii)  the recordation in the  Public Records of Miami-Dade County of an amendment to that certain Declaration of Condominium of Treasures on the Bay III, a Condominium, recorded April 30, 2007 in Official Records Book 25577, Page 2115; as amended by Certificate of Amendment to the Declaration of Condominium of Treasures on the Bay III, a Condominium, recorded June 4, 2007 in Official Records Book 25670, Page 1466 as re-recorded June 27, 2007 in Official Records Book 25737, Page 4546 (collectively the “TOTB III Declaration”), in form and substance reasonably acceptable to Buyer and containing a provision amending Section 5.2 therein to clarify that if a Unit (as such term is defined in the TOTB III Declaration) is owned by a limited liability company, trust or any other lawful entity, the person entitled to cast the vote for the Unit shall be designated by a certificate signed by persons having lawful authority to bind the limited liability company, trust or other lawful entity and filed with the Secretary of the Association (such recordation of an amendment as set forth in this clause (iii), the “TOTB III Declaration Amendment Condition”); and

(iv)  Evidence reasonably satisfactory to Buyer that all code enforcement obligations and other violations be cured by Seller such that no further fines, charges or penalties whatsoever will be forthcoming with respect to each, all fines have been fully satisfied and paid, and all citations or matters have been closed or otherwise dismissed and eliminated of record (such remedy and satisfaction as set forth in this clause (iv), the “Code Enforcement Remediation/Satisfaction Condition”) including, without limitation, the following code enforcement violations cited by North Bay Village:

(1)  1900 South Treasure Drive has $400.00 due in fines:

a.  Citation # FL 04746 $250.00 fine issued for failure to abide by hurricane regulations on 9/21/2005

b.  Citation # 1445 $150.00 fine issued for auto repairs/sale/storage on the property on 6/29/2010

(2)      7501 East Treasure Drive has $550.00 due in fines:

a.  Citation # FL 04747 $250.00 fine issued for failure to abide by hurricane regulations on 9/21/2005

b.  Civil Infraction # 1189 $200.00 fine issued for parking a commercial vehicle on residential property om 7/20/2007

c.  Civil Infraction, Police Case # 2014-0000-7014 $100.00 fine issued to Marius Simanavicius in unit # 8L for a commercial vehicle on the property after allowed hours issued on 4/06/2014

(3)  7525 East Treasure Drive

a.  4 Citations #2110, 2111, 2112 & 2113 were all brought to a hearing and carry a total fine due of $56,875.00 for building maintenance and outdoor storage violations citations were issued on 12/16/2013

In the event that any or all of the NFA/DERM Condition,  the Master Declaration Amendment Condition, the TOTB III Declaration Amendment Condition or the Code Enforcement Remediation/Satisfaction Condition have not been satisfied  by October 31, 2016, Buyer shall have the option, exercised in the manner hereinafter provided, of (i) terminating this Agreement, (ii) extending the period for satisfying such condition(s), and, thus, the Closing, to November 30, 2016 (the "First Conditions Extension Election"), or (iii) waiving such condition(s) and proceeding with the acquisition of the Property, in which latter case the Closing shall occur on November 15, 2016. Buyer's election as provided in the immediately preceding sentence shall be made by giving written notice to Seller and Escrow Agent by no later than November 7, 2016. In the event that Buyer shall fail to give such notice, it shall be deemed to have waived such condition(s) and Closing shall occur on the date set forth in clause (iii) of the penultimate sentence to this sentence. In the event that that Buyer has timely made the First Conditions Extension Election and thereafter any or all of the NFA/DERM Condition,  the Master Declaration Amendment Condition, the TOTB

III Declaration Amendment Condition or the Code Enforcement Remediation/Satisfaction Condition have not been satisfied by November 30, 2016, Buyer shall have the option, exercised in the manner hereinafter provided, of (i) terminating this Agreement, (ii) extending the period for satisfying such condition(s), and, thus, the Closing, until December 30, 2016 (the "Second Conditions Extension Election"), or (iii) waiving such condition(s) and proceeding with the acquisition of the Property, in which latter case the Closing shall occur on December 15, 2016.  Buyer's election shall be made by giving written notice to Seller and Escrow Agent by no later than December 5, 2016. In the event that Buyer shall fail to give such notice, it shall be deemed to have waived such condition(s) and Closing shall occur on the date set forth in clause (iii) of the penultimate sentence to this sentence. In the event that that Buyer has timely made both the First Conditions Extension Election and the Second Conditions Extension Election and thereafter any or all of the NFA/DERM Condition,  the Master Declaration Amendment Condition, the TOTB III Declaration Amendment Condition or the Code Enforcement Remediation/Satisfaction Condition have not been satisfied by December 30, 2016, Buyer shall have the option, exercised in the manner hereinafter provided, of (i) terminating this Agreement, or (ii) waiving such condition(s) and proceeding with the acquisition of the Property, in which latter case the Closing shall occur on January 16, 2017.  Buyer's election shall be made by giving written notice to Seller and Escrow Agent by no later than January 4, 2017. In the event that Buyer shall fail to give such notice, it shall be deemed to have waived such condition(s) and Closing shall occur on the date set forth in clause (ii) of the penultimate sentence to this sentence.

If Buyer terminates the Agreement under the terms of this Section 5, the Deposit shall be fully refunded and returned to Buyer and this Agreement shall be of no further force and effect, except for the obligations which survive Closing.”

6.  Delivery of Documents by Sellers.  At the Closing, in addition to those documents set forth in Section 5(a) of the Original Agreement and any other documents specifically required to be delivered or acts required to be done pursuant to the Purchase Agreement, Sellers will deliver, or cause to be delivered, (i) to Title Company, a survey affidavit reasonably acceptable to the Title Company, such that Title Company will issue an ALTA extended coverage owner’s policy of title insurance without a general survey exception (the “Title Policy”), and (ii) to Buyer, sequential written actions by the members of the applicable Boards of Directors described below evidencing, to the reasonable satisfaction of Buyer:

(a)
The resignation of the Seller designated/appointed members then serving on the Board of Directors of Treasures On The Bay Master Association, Inc. and then serving on the Board of Directors of Treasures On The Bay III Condominium Association, Inc.; and

(b)
The appointment of three of Buyer’s representatives (Buyer will provide specific names of its representatives to Sellers at least 5 days prior to the Closing) (i) to the Board of Directors of Treasures On The Bay Master Association, Inc. and (ii) to the Board of Directors of Treasures On The Bay III Condominium Association, Inc.

7.  Cooperation with Respect to Association Funds Transfers. Sellers shall cooperate with Buyer to facilitate the transfer of any funds being held for the benefit of Treasures On The Bay Master Association, Inc. and Treasures On The Bay III Condominium Association, Inc. to new bank accounts designated by Buyer for such associations (if Buyer elects to so transfer such funds) and shall otherwise cooperate with Buyer by executing reasonable documentation with respect to such funds (for example, bank signature cards).  This provision shall survive the Closing.

8.  Assignment. Section 17 of the Original Agreement is hereby amended and restated in its entirety to read:

“Buyer may assign any of its rights and obligations under this Agreement with the prior written consent of Sellers, which shall not be unreasonably withheld. Notwithstanding the foregoing, on or prior to the Closing, Buyer shall have the right, without Seller's prior written consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to any entity(ies) controlled by principals or affiliates of, or funds invested with or managed by, (i) Angelo, Gordon & Co., L.P. (or affiliates thereof), (ii) Interwest Capital Corporation (or affiliates thereof), or (iii) a combination of the entities referenced in clauses (i) and (ii).  Any such assignment shall not release Buyer from his obligations under this Agreement.”

9.  Supplemental Title Reports. If any title exceptions appear against the Property following the expiration of the Feasibility Period but before the Closing in addition to those specified in the Title Commitment or the Survey, Escrow Agent shall cause the Title Company to issue and deliver to Buyer a supplemental preliminary report (“Supplemental Report”) referencing such title exceptions.  Buyer shall be entitled to object to any such new matter by delivering notice to Sellers and Escrow Agent on or before five (5) business days after Escrow Agent has delivered to Buyer the Supplemental Report.  If Buyer fails to deliver a notice objecting to any matter set forth in the Supplemental Report within the time period prescribed above, then Buyer shall be conclusively deemed to have approved the matter as of the last day of that time period, unless such matter constitutes a monetary lien upon the Property not caused by Buyer, in which case Buyer shall not be required to provide any objection.  Sellers shall have five (5) days after notice of any unacceptable exception is given by Buyer within which Sellers shall give notice to Buyer and Escrow Agent in writing as to whether Seller elects to cure any such matter.  Failure to notify Buyer and Escrow Agent in writing within such period of its election to cure shall be deemed Seller’s election not to cure.  If Seller elects not to cure, then Buyer shall have a five (5) business day period after Seller’s election not to cure in which it can elect to terminate the Agreement in which event the Deposit shall be fully refunded and returned to Buyer and this Agreement shall be of no further force and effect, except for the obligations which survive Closing.  Notwithstanding any provision of this Agreement to the contrary, however, the removal and release of any lien against the Property that does not appear in the Title Commitment but is listed as an exception in any Supplemental Report at the Close of Escrow which results from events outside of Sellers’ control (and not from any voluntary act or omission by Sellers) shall be a condition to Buyer’s obligation to purchase the Property, but shall not be an obligation of Sellers.

10.  Open Permits.  Seller shall, at Seller’s sole cost and expense, use good faith efforts to cause all “open” or “expired” or both building and other permits for the Property to be duly and properly “closed out” as required by applicable law, but excluding any permits relating to ongoing work at the Property, which will not be closed out (such open or expired permits relating to work other than ongoing work are referred to herein as “Old Permits”).  Buyer shall provide Seller with a list of such Old Permits relating to the Property within fifteen (15) days after the date of this Amendment.  Seller shall thereafter keep Buyer apprised of its progress in closing out such Old Permits (including promptly providing Buyer with evidence of proper closure upon receipt of same), and shall notify Buyer in writing, no later than five Business Days prior to Closing, of those Old Permits that Seller (i) has been able to properly “close out” (including evidence of same to the extent not previously provided), and (ii) after exercising good faith efforts, will be unable to properly close out by Closing.  If Seller’s notice includes Old Permits that will not be properly closed out by Closing, Buyer may terminate this Agreement whereupon the Deposit shall be fully refunded and returned to Buyer and this Agreement shall be of no further force and effect, except for the obligations which survive Closing.

11.  Further Conditions to Closing.  In addition to the other conditions for the benefit of Buyer set forth in the Purchase Agreement and in this Amendment, the obligation of Buyer to purchase and pay for the Property is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions: (i) Seller shall have conveyed the On-Site Parking Lot to Treasures on the Bay Master Association by the recordation of a Quitclaim Deed in the Public Records of Miami-Dade County, which Quitclaim Deed shall be in form and substance reasonably acceptable to Buyer; and (ii) within one (1) business day after its receipt of a proforma title policy, Buyer shall have reasonably approved same; for the avoidance of doubt, Buyer may, within such one (1) business day period, even if the Feasibility Period has previously expired, terminate this Agreement and receive a full refund of the Deposit in the event that Buyer is not reasonably satisfied with same.  Buyer’s failure to provide written notice to Seller within such one (1) business day period that it disapproves of such proforma shall be deemed Buyer’s approval.  For the purposes of this paragraph, Buyer may “reasonably” disapprove if the proforma is not substantially in accordance with Exhibit “A” attached hereto.  Once a proforma has been approved by Buyer in accordance with the foregoing, it shall be a further condition to Buyer’s obligation to close that the Title Company be irrevocably committed to issuing a title policy in the form of such proforma upon satisfaction of all conditions and requirements of the Title Commitment.

12.  No Further Modifications.  Except as set forth in this Seventh Amendment, all other terms and provisions of the Purchase Agreement shall be and remain unmodified and in full force and effect. This Seventh Amendment shall not be recorded.

13.  Conflict.  In the event of a conflict between the terms and conditions of this Seventh Amendment and the terms and conditions of the Purchase Agreement, the terms and conditions of this Seventh Amendment shall control.

14.  Counterparts.  This Seventh Amendment may be executed in counterparts (including facsimile and email counterparts), each of which shall be deemed an original, and all such counterparts, when taken together, shall constitute one agreement.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Seventh Amendment as of the date set forth above.

SELLERS:

TOTB MIAMI, LLC,
a Florida limited liability company

By:          Owens Financial Group, Inc.,
Its manager

By:       ___________________________
Name:
Title:

TOTB NORTH, LLC,
a Florida limited liability company

By:          Owens Financial Group, Inc.,
Its manager

By:        __________________________
Name:
Title:

BUYER: INTERWEST CAPITAL CORPORATION, a California corporation By: __________________________ Name: Title:

EXHIBIT “A”

Title Requirements

1.	Informational Notes and Requirements: deleted.

2.	Legal Description: if exceptions related to Reciprocal Parking Agreements are deleted, they also should be deleted from the legal description.

3.	Exceptions:

a.	Exceptions 1-7 (General Exceptions): deleted.

b.	Exceptions 13, 14, 23, 26 and 32 (Shared Facilities Easement Agreements and CC&Rs): the Florida Form 9 Endorsement must be issued for each of these exceptions.

c.
Exception 11 (Electricity Easement): add the following language to this exception: “As shown on that certain ALTA/ACSM Land Title Survey, prepared by Fortin, Leavy, Skiles, Inc., on _________________ under Job No. 130374, but without insurance or guarantee as to the accuracy or completeness of same” (add reference to final Survey), and issue the Florida Form 9 Endorsement.

d.	Exception 12 (Restrictions in Plat): deleted.

e.
Exceptions 19 and 35 (Rights of Parties in Possession):  revise to state “The rights of current tenants, as tenants only, with no option to purchase or right of first refusal, pursuant to unrecorded written leases as set forth on the attached rent roll.”

f.	Exception 21 (Sovereignty Submerged Lands Lease): revise to refer to renewed lease.

g.	Exception 24 (Master Association CC&Rs): revise to reflect the addition of the amendment referred to in Section 5(ii) of the Seventh Amendment.

h.	Exception 26 (TOTBIII Declaration): revise to reflect the addition of the amendment referred to in Section 5(iii) of the Seventh Amendment.

i.
Exceptions 22, 25 and 34 (Parking Space License Agreements and Restrictive Covenant): deleted (Seller and Title Company should work together to determine who has the authority to execute the necessary termination documents to be able to remove these exceptions).

4.	Additional Requirements – Parking Lots: a supplemental declaration must be recorded which adds both parking lots to the Common Areas and/or Common Properties.

5.	Form of Policy: the Proforma must be for an ALTA Extended Coverage Owner’s Policy which:

a.	Insures Buyer (or its assignee, as directed by Buyer) as fee simple owner and easement holder of the Property;

b.	Is issued in an insured amount of the Purchase Price ($75,500,000), and is effective as of the date of recordation of the Deed; and

c.	Includes the following endorsements:

i.	Florida Form 9 (Restrictions, Encroachments, Minerals);

ii.	Florida Survey Endorsement, as to the final version of the Survey;

iii.	Florida Contiguity Endorsement;

iv.	Commercial Environmental Protection Lien;

v.	Florida Fairway Endorsement;

vi.	Navigational Servitude Endorsement; and

vii.	Deletion of arbitration provisions (paragraph 14 of the Conditions).